EXHIBIT 99.1

CONTACT: Stanadyne Corporation, William Fuge – 860-525-0821

STANADYNE CORPORATION ANNOUNCES RETIREMENT OF

CHIEF EXECUTIVE OFFICER AND APPOINTMENT OF SUCCESSOR

Windsor, CT. January 12, 2006: Stanadyne Corporation announced today the retirement of William D. Gurley from his position as President and Chief Executive Officer. Gurley joined Stanadyne Corporation in 1984 and has served as President and Chief Executive Officer since 1995. His retirement marks the conclusion of an 18 month transition period since Kohlberg and Co. acquired Stanadyne in August 2004. Gurley stated: “More than just the major part of my career, Stanadyne has been an important part of my life, and I retire taking great pride in the accomplishments we’ve enjoyed and the culture we’ve fostered together over that period. The dedication and enthusiasm of Stanadyne’s employees is unmatched, and I am pleased that the company is so strongly positioned to continue its renowned history of customer service and industry leadership.”

James D. Wiggins, Chairman of Stanadyne Corporation added: “On behalf of the Board of Directors of Stanadyne, I wish to thank Bill Gurley for his distinguished service to the Company. Bill set the highest standard of integrity in leading the Company through a period of record expansion. Bill effectively balanced the interests of customers, employees, and shareholders while leading Stanadyne seamlessly through multiple ownership changes. We appreciate his leadership in transitioning the Company through the first year and one-half of Kohlberg’s ownership and wish him all the best with his future plans.”

Stanadyne Corporation also announced the election by Stanadyne’s Board of Directors, effective today, of M. David Jones to the position of President and Chief Executive Officer. Jones was most recently the Chairman and Chief Executive Officer of Wallace Computer Services, Inc., a $1.6 billion revenues provider of commercial printing services. In addition, from 1970 to 2000, Jones was employed by Cummins Engine Company, Inc. where he held positions of increasing responsibility, culminating in a tenure as Vice President of the Filtration Group and President of Fleetguard/Nelson Inc. Jones stated: “I am pleased to be joining Stanadyne and to help continue its tradition of excellence and build on its myriad opportunities for strategic growth and expansion.” Wiggins commented: “Stanadyne is fortunate to have an executive of David’s caliber to continue the high standards of Bill Gurley’s leadership and guide the Company through its next phase of development. We look forward with confidence to his role in furthering Stanadyne’s position as an industry leader.”

Stanadyne is a leader in technology and services for engine components and fuel systems including diesel fuel injection and filtration systems, valve train components, and oil and fuel supply pumps used in agricultural, construction, industrial and automotive vehicle and equipment applications. Stanadyne is headquartered in Windsor, Connecticut and has facilities in the United States, Brazil, France, Italy, and India.

Stanadyne’s statements in this press release that are not historical are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be impacted by: (1) increased competition; (2) increased costs; (3) loss or retirement of key members of management; (4) increases in the Company’s cost of borrowing or inability or unavailability of additional debt or equity capital; (5) loss of material customers; (6) adverse state or federal legislation or regulation or adverse determinations in pending litigation; (7) changes in the value of the U.S. dollar relative to foreign currencies of countries where the Company conducts its business; and (8) changes in general economic conditions and/or in the automobile, light duty trucks, agricultural and construction vehicles and equipment, industrial products and marine equipment markets in which the Company competes. Many of such factors are beyond the control of the Company and its management. Any forward-looking statements contained in this press release speak only as of the date on which such statements were made. The Company assumes no duty to update them, reflect new, changing or unanticipated events or circumstances.